CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 22, 2021, relating to the financial statements and financial highlights of Esoterica Thematic Trust comprising Esoterica NextG Economy ETF, for the year ended October 31, 2021, and to the references to our firm under the headings “Independent Registered Public Accounting Firm” in Questions and Answers and “Overview,” “Service Providers,” “Independent Registered Public Accounting Firm,” and “Financial Highlights of the Acquired Fund” in the Combined Proxy Statement/Prospectus.

/s/ COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

October 24, 2022